Exhibit 99.1

Haymaker Minerals &
Royalties, LLC

Consolidated Financial Statements

December 31, 2017 and 2016

Haymaker Minerals & Royalties, LLC

Index

December 31, 2017 and 2016

Page(s)

Report of Independent Auditors	1

Consolidated Financial Statements

Consolidated Balance Sheets	2

Consolidated Statements of Operations	3

Consolidated Statements of Members’ Capital	4

Consolidated Statements of Cash Flows	5

Notes to Consolidated Financial Statements	6–21

Report of Independent Auditors

To the Management of Haymaker Minerals & Royalties, LLC

We have audited the accompanying consolidated financial statements of Haymaker Minerals & Royalties, LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations, of members’ capital and of cash flows for the years then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Haymaker Minerals & Royalties, LLC and its subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 11, 2018

Haymaker Minerals & Royalties, LLC

Consolidated Balance Sheets

December 31, 2017 and 2016

	2017	2016

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,535,578	$1,052,713
Accounts receivable
Oil, natural gas and natural gas liquids	2,174,365	1,831,611
Other	199,262	282,469
Receivables from affiliates	123,755	172,514
Prepaid expenses	99,488	122,962
Short-term derivative asset	2,031,116	1,947,932
Total current assets	9,163,564	5,410,201
PROPERTY AND EQUIPMENT
Oil and natural gas properties, full cost method of accounting
Proved properties	137,909,769	133,042,190
Unevaluated properties	54,152,062	81,453,303
Total oil and natural gas properties, at cost	192,061,831	214,495,493
Accumulated depletion and impairment	(100,523,400)	(100,183,772)
Total oil and natural gas properties, net	91,538,431	114,311,721
Other property and equipment, net	272,298	313,028
Total property and equipment, net	91,810,729	114,624,749

NONCURRENT ASSETS
Long-term derivative asset	—	2,073,006
Deferred loan costs	205,600	678,412
Total noncurrent assets	205,600	2,751,418

TOTAL ASSETS	$101,179,893	$122,786,368

LIABILITIES AND MEMBERS’ CAPITAL
CURRENT LIABILITIES
Accounts payable	$137,094	$22,374
Current income taxes payable	102,194	20,160
Accrued interest	134,282	23,684
Accrued expenses	721,702	398,983
Total current liabilities	1,095,272	465,201

NONCURRENT LIABILITIES
Deferred revenue	129,672	140,478
Deferred income taxes	9,643	10,531
Long term debt	15,510,991	52,745,588
Total noncurrent liabilities	15,650,306	52,896,597
Total liabilities	16,745,578	53,361,798

COMMITMENTS AND CONTINGENCIES (NOTE 8)

MEMBERS' CAPITAL	84,434,315	69,424,570

TOTAL LIABILITIES AND MEMBERS' CAPITAL	$101,179,893	$122,786,368

The accompanying notes are an integral part of these consolidated financial statements.

Haymaker Minerals & Royalties, LLC

Consolidated Statements of Operations

Year Ended December 31, 2017 and 2016

	2017	2016

OPERATING REVENUES
Crude oil and condensate sales	$8,412,906	$6,758,971
Natural gas sales	3,104,569	2,945,724
Natural gas liquids sales and other	1,121,216	909,834
Income from lease bonus	2,535,014	630,575
Total revenues	15,173,705	11,245,104

COSTS AND EXPENSES
Production, ad valorem, and withholding taxes	918,933	857,125
Production expense	1,107,389	902,957
Depletion, depreciation and amortization	3,794,983	5,762,619
Impairment of oil and natural gas properties	—	38,731,064
Gain on sale of assets	(12,870,998)	—
General and administrative	6,344,052	2,982,262
Total costs and expenses	(705,641)	49,236,027

INCOME (LOSS) ON OPERATIONS	15,879,346	(37,990,923)

OTHER INCOME (EXPENSE)
Loss on sale of other property and equipment	—	(1,297)
Gain (loss) on derivatives	917,330	(2,143,185)
Interest expense	(1,549,482)	(2,744,353)
Loss on debt extinguishment	(265,061)	—
Other income	—	82,637
Total other income (expense)	(897,213)	(4,806,198)

INCOME (LOSS) BEFORE INCOME TAXES	14,982,133	(42,797,121)

INCOME TAX EXPENSE	97,388	15,752

NET INCOME (LOSS)	$14,884,745	$(42,812,873)

The accompanying notes are an integral part of these consolidated financial statements.

Haymaker Minerals & Royalties, LLC

Consolidated Statements of Members’ Capital

Year Ended December 31, 2017 and 2016

BALANCE AT JANUARY 1, 2016	$105,044,723
Net loss	(42,812,873)
Contributions	7,200,000
Distributions	(7,280)
BALANCE AT DECEMBER 31, 2016	$69,424,570
Net income	14,884,745
Contributions	125,000
BALANCE AT DECEMBER 31, 2017	$84,434,315

The accompanying notes are an integral part of these consolidated financial statements.

Haymaker Minerals & Royalties, LLC

Consolidated Statements of Cash Flows

Year Ended December 31, 2017 and 2016

	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$14,884,745	$(42,812,873)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	3,794,983	5,762,619
Impairment of oil and natural gas properties	—	38,731,064
(Gain) loss on sale of assets	(12,870,998)	1,297
Mark-to-market commodity derivative contracts
(Gain) loss on derivatives, net of settlements	(917,330)	2,143,185
Net cash received from settlements of commodity derivative contracts	2,894,659	4,434,599
Deferred income taxes	(888)	(442)
Loss on debt extinguishment	265,061	—
Amortization of deferred loan costs	247,171	254,126
Changes in operating assets and liabilities:
Accounts receivable	(254,289)	(430,264)
Accounts payable and accrued expenses	637,305	40,670
Prepaid expenses	23,474	(64,643)
Receivables from affiliates	48,760	(172,043)
Deferred revenue	(10,806)	140,478
Net cash provided by operating activities	8,741,847	8,027,773

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of oil and natural gas properties	(132,815)	(5,672,293)
Divestitures of oil and natural gas properties	32,048,227	2,339,268
Proceeds from sale of other property and equipment	—	5,000
Other capital expenditures	(25,377)	(231,383)
Net cash provided by (used in) investing activities	31,890,035	(3,559,408)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings of debt	—	500,000
Repayments of debt	(37,234,597)	(16,162,759)
Deferred loan costs	(8,318)	(41,881)
Debt extinguishment fees	(31,102)	—
Contributions	125,000	7,200,000
Distributions	—	(7,280)
Net cash used in financing activities	(37,149,017)	(8,511,920)

Net increase (decrease) in cash and cash equivalents	$3,482,865	$(4,043,555)

Cash and cash equivalents, beginning of year	1,052,713	5,096,268
Cash and cash equivalents, end of year	$4,535,578	$1,052,713

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$1,191,713	$2,556,641
Cash paid for income taxes	$16,242	$7,767

The accompanying notes are an integral part of these consolidated financial statements.

Haymaker Minerals & Royalties, LLC

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

1.                            Organization and Basis of Presentation

Organization

Haymaker Minerals & Royalties, LLC a Delaware limited liability company (“the Company”), was formed in May 2013 by Haymaker Management Company, LLC (“Haymaker Management”) and Kayne Anderson Energy Fund VI, LP (“Kayne’’) to own and continually acquire mineral and royalty interests in many of North America’s leading resource plays.  The Company’s headquarters are located in Houston, Texas.

The Company has a contractual right to receive a fixed percentage of the oil and gas production coming from any acreage in which we own a mineral or royalty interest.  The Company does not own or invest in any working interests or net profit interests which allows for the receipt of royalty revenues without having to pay any of the associated operating or capital costs related to the resource development.

In April 2016, the Company entered into a master services agreement with Haymaker Services, LLC (the “Manager”) to provide portfolio management and administrative services to the Company.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as detailed in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Haymaker Holding Company, LLC (“Haymaker Holding”), Haymaker Greenfield, LLC, (“Greenfield”), and the Company for the years ended December 31, 2017 and 2016.  Haymaker Holding and Greenfield are both wholly owned subsidiaries of the Company.  Intercompany transactions and balances have been eliminated in the consolidation.

2.                            Summary of Significant Accounting Policies

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.   Significant areas requiring the use of assumptions, judgments and estimates include (1) oil and gas reserves; (2) cash flow estimates used in impairment testing of oil and gas properties; (3) depreciation, depletion and amortization; (4) assigning fair value and allocation purchase price in connection with business combinations; (5) accrued revenue and related receivables; (6) valuation of commodity derivative instruments; and (7) accrued liabilities.  Although management believes these estimates are reasonable, actual results could differ from these estimates.  The Company evaluates its estimates on an ongoing basis and bases its estimates on historical experience and various other assumptions the Company believes to be reasonable under these circumstances.

Cash and Cash Equivalents

The Company considers all highly liquid, short-term investments with an original maturity of three months or less to be cash and cash equivalents. The Company maintains its cash and cash equivalents at financial institutions. The balances may exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance coverage and, as a result, there is a concentration of credit risk

Haymaker Minerals & Royalties, LLC

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

related to amounts on deposit in excess of FDIC insurance coverage. Management believes this risk is not significant.

Accounts Receivable and Concentration of Credit Risk

The Company has no involvement or operational control over the volumes and method of sale of oil, natural gas and NGLs produced and sold from the properties. The Company’s accounts receivable are primarily from purchasers of oil and natural gas production. This industry concentration has the potential to impact the Company’s overall exposure to credit risk, either positively or negatively, in that the Company’s purchasers may be similarly affected by changes in economic, industry, or other conditions. The creditworthiness of the Company’s purchasers is reviewed periodically to reasonably assure collection of receivables. As of December 31, 2017 and 2016, the Company determined no allowance for doubtful accounts was necessary.

Deferred Offering Costs

Deferred offering costs represent legal, underwriting commissions and other costs incurred through the balance sheet dates that are directly attributable to a proposed initial public offering. Upon closing of the initial public offering, the deferred costs will be reclassified as a reduction of equity upon receipt of the offering proceeds. If the initial public offering is not completed, the costs will be expensed in the period that such a determination is made. During 2017, the Company incurred costs related to a proposed initial public offering but did not complete such offering. For the year ended December 31, 2017, Haymaker Holding expensed offering costs of $0.6 million and Haymaker Greenfield expensed deferred offering costs of $0.2 million, for a total of $0.8 million as general and administrative expenses in the Company’s Consolidated Statements of Operations. During 2016, there were no deferred offering costs.

Derivative Instruments

The Company uses derivative financial instruments to reduce exposure to fluctuations in commodity prices.  These transactions are in the form of crude oil and natural gas swaps.  The Company records derivative financial instruments at fair value on the Consolidated Balance Sheets as either current or noncurrent derivative assets or liabilities. The current and noncurrent classification is based on the timing of expected future cash flows of individual derivative contracts. The Company has elected to offset fair value amounts recognized for receivables against fair value amounts recognized for payables on derivative positions executed with the same counterparty under the same master netting arrangement.

The Company’s derivative instruments do not qualify for and were not designated as hedges for accounting purposes.  Accordingly, the changes in fair value are recognized in the Consolidated Statements of Operations in the period of change.  Derivative settlements realized as of year-end but not yet received or paid are reported on the Company’s Consolidated Balance Sheets as either a current receivable or payable. The Company’s cash flow is only impacted when actual settlements under the derivative contract result in making or receiving a payment to or from the counterparty.  These settlements under the derivative contracts are reflected as operating activities in the Company’s Consolidated Statements of Cash Flows.

Fair Value of Financial Instruments

Fair value represents the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants at the measurement date. The Company’s assets and liabilities that are measured at fair value each reporting date are classified according to a hierarchy that prioritizes inputs and assumptions underlying the valuation techniques.  This fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs, and consists of three broad levels:

Haymaker Minerals & Royalties, LLC

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Level 1                                     Unadjusted quoted prices for identical assets or liabilities in active markets as of the reporting date.

Level 2                                     Inputs other than quoted prices that are either directly or indirectly observable as of the reporting date for similar assets or liabilities. The Company valued its Level 2 assets and liabilities using industry-standard models that considered various assumptions including current market and contractual prices for the underlying instruments, time value, volatility factors, nonperformance risk, as well as other relevant economic measures.  Substantially all of these inputs are observable in the marketplace throughout the full term of the instrument and can be supported by observable data.

Level 3                                     Unobservable inputs that reflect management’s own expectations about the assumptions that market participants would use in measuring the fair value of an asset or liability.

Valuation techniques that maximize the use of observable inputs are favored.  Assets and liabilities are classified in their entirety based on the lowest priority level of input that is significant to the fair value measurement.  The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities within the levels of the fair value hierarchy.  There were no transfers into, or out of, the three levels of the fair value hierarchy for the years ended December 31, 2017 and 2016.

The Company utilizes fair value estimates associated with the recurring valuation of its derivative financial instruments. The Company uses independent pricing services to value its derivative instruments and corroborates those valuations by comparison to counterparty quotations. Fair value measurements for oil and natural gas derivatives are derived by utilizing forward NYMEX commodity prices based on quoted market prices. In addition, values are based on among other variables, futures prices, volatility and time-to-maturity. See Note 5—Derivative Contracts for tabular summaries of fair value measurements of the Company’s derivative instruments, all of which are classified as Level 2.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

The Company applies the provisions of the fair value measurement standard on a nonrecurring basis to its nonfinancial assets and liabilities. These assets and liabilities are not measured at fair value on a recurring basis, but are subject to fair value adjustments when facts and circumstances arise that indicate a need for measurement.

Fair Value of Other Financial Instruments

The Company’s other financial instruments consist of cash, receivables and payables which are classified as Level 1 under the fair value hierarchy and long-term debt, which is classified as Level 2 under the fair value hierarchy. The carrying amounts of cash, receivables, and payables approximate fair value due to the highly liquid or short-term nature of these instruments. The fair value of the long-term debt approximates its carrying value as the interest rates are variable and reflective of market rates.

Oil and Natural Gas Properties

The Company accounts for its oil and natural gas properties using the full cost method of accounting.

Haymaker Minerals & Royalties, LLC

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Cost Capitalization. Under the full cost method of accounting, all costs incurred in the acquisition of proved and unproved oil and natural gas properties are capitalized.  Gain or loss on the sale or other disposition of oil and natural gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves. At December 31, 2017, the Company’s oil and natural gas properties consist solely of mineral and royalty interests in oil and natural gas properties.

Depletion. Depletion of proved oil and natural gas properties is computed on the units of production method, whereby capitalized costs are amortized over total proved reserves.

Asset Impairment. Under the full cost method of accounting, proved oil and natural gas properties are assessed for impairment on a nonrecurring basis by comparing the present value of estimated future net cash flows from proved reserves (computed using the unweighted arithmetic average of the first-day-of-the-month historical price, net of applicable differentials, for each month within the previous 12-month period discounted at 10%) to the net full cost pool of oil and natural gas properties. This comparison is referred to as a “ceiling test”. If the net capitalized costs of these oil and natural gas properties exceed the estimated discounted future net cash flows, the Company is required to write-down the carrying value of its oil and natural gas properties to the amount of the discounted cash flows. At December 31, 2016, the Company’s ceiling test resulted in impairments of its oil and natural gas properties totaling $38.7 million. No impairment on proved oil and natural gas properties was recorded for the year ended December 31, 2017 based on the Company’s ceiling tests. If the current low commodity price environment or downward trend in oil prices continues, there is a reasonable likelihood that the Company could incur further impairment to its full cost pool in 2018 based on the average oil and natural gas price calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the previous 12-month period under the SEC/ASC 932 pricing methodology.

Unevaluated Properties. Costs associated with unevaluated properties are excluded from the full cost pool until the Company has made a determination as to the existence of proved reserves.  The Company assesses all items classified as unevaluated property on an annual basis for possible impairment.  During any period in which these factors indicate an impairment, the cumulative costs incurred to date for such property are transferred to the full cost pool and are then subject to depletion.  During the year ended December 31, 2016, the Company recognized impairment of its unevaluated properties and transferred approximately $23.7 million of unevaluated property costs into the full cost pool to account for this change in value. No impairment on unevaluated properties was recognized for the year ended December 31, 2017.

Standardized Measure. The standardized measure of oil and gas of the Company’s proved oil and natural gas reserves calculated in accordance with the Securities and Exchange Commission (“SEC”) Regulation S-X Rule 4-10 is a major component of the ceiling test calculation and requires many subjective judgments.  Estimates of reserves are forecasts based on engineering and geological analyses.  Different reserve engineers could reach different conclusions as to estimated quantities of oil and natural gas reserves based on the same information.  The passage of time provides more qualitative and quantitative information regarding reserve estimates, and revisions are made to prior estimates based on updated information.  However, there can be no assurance that more significant revisions will not be necessary in the future.  Significant downward revisions could result in an impairment representing a noncash charge to income.  In addition to the impact on the calculation of the ceiling test, estimates of proved reserves are also a major component of the calculation of depletion.

Haymaker Minerals & Royalties, LLC

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Other Property and Equipment

Costs associated with Office furniture and equipment, leasehold improvements, vehicles and computer software are depreciated using the straight-line method over their estimated lives ranging from five to seven years.  Depreciation and amortization expense totaled $66 thousand and $46 thousand for the years ended December 31, 2017 and 2016, respectively.

Oil and Gas Reserves

The estimates of proved oil and natural gas reserves utilized in the preparation of the consolidated financial statements are estimated in accordance with the rules established by the SEC and the FASB.  These rules require that reserve estimates be prepared under existing economic and operating conditions using a trailing 12-month average price with no provision for price and cost escalations in future years except by contractual arrangements.

Reserve estimates are inherently imprecise.  Accordingly, the estimates are expected to change as more current information becomes available. Oil and natural gas properties are depleted by reservoir using the units-of-production method. It is possible that, because of changes in market conditions or the inherent imprecision of reserve estimates, the estimates of future cash inflows, future gross revenues, the amount of oil and natural gas reserves, the remaining estimated lives of oil and natural gas properties, or any combination of the above may be increased or decreased.  Increases in recoverable economic volumes generally reduce per unit depletion rates while decreases in recoverable economic volumes generally increase per unit depletion rates.

Royalty Interests

Royalty interests represent the right to receive revenues (from crude oil, natural gas and natural gas liquid sales), less production and ad valorem taxes if allowed by the pertinent oil and gas lease.  Royalty interests have no rights or obligations to explore, develop or operate the property and do not incur any of the costs of exploration, development or operation of the property.

Deferred Loan Costs

Costs associated with establishing the Company’s credit facilities are amortized as interest expense on a straight-line basis over the respective terms of the credit facilities.

Revenue Recognition

Oil and natural gas sales revenues are recognized when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and collectability of the revenue is reasonably assured.

To the extent actual volumes and prices of oil, natural gas, and natural gas liquids are unavailable for a given reporting period because of timing or information not received from third parties, the expected sales volume and prices for these properties are estimated and recorded within accounts receivable in the Company’s Combined Balance Sheets. Differences between estimates of revenue and the actual amounts are adjusted and recorded in the period that the actual amounts are known.

Other sources of revenue received by the Company include mineral lease bonuses.  The Company generates lease bonus revenue by leasing its mineral interests to other exploration and production companies. The lease agreements generally transfer the rights to any oil or natural gas discovered, granting the Company a right to a specified royalty interest. The Company recognizes such lease bonus revenue at the time the lease agreement has been executed, payment is determined to be collectable, and the Company has no further obligation to refund the payment.

Haymaker Minerals & Royalties, LLC

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Income Taxes

The Company is treated as a pass-through entity for federal income tax purposes and, as a result, income or loss is includable in the tax returns of individual members.

The Company is subject to the Texas Franchise Tax, which is not a pass-through item.  The Texas Franchise Tax (commonly referred to as the Texas Margin Tax) is levied at a rate of 0.331% on gross revenues less certain deductions, as specifically set forth in the Texas Margin Tax Statute. The components of the Company’s income tax provision (benefit) are as follows:

	Year Ended December 31,
	2017	2016
Current state tax provision (benefit)	98,276	16,194
Deferred state tax provision (benefit)	(888)	(442)
Total income tax provision (benefit)	97,388	15,752

Deferred income taxes represent the estimated future tax consequences of temporary differences between the carrying amount of assets and liabilities in the Company’s consolidated financial statements and tax returns, primarily oil and natural gas properties and derivative instruments.

The Company is subject to provisions of FASB ASC Topic 740 related to uncertain tax positions.  The Company has reviewed its pass-through status and determined no uncertain tax positions exist.

Production Taxes

The Company incurs severance tax on the sale of its production. These taxes are reported on a gross basis and are included in operating expenses within the accompanying Consolidated Statements of Operations.

Recent Accounting Pronouncements

In January 2017, the FASB issued Accounting Standards Update (“ASU”) No. 2017-01, Business Combinations — Clarifying the Definition of a Business. This update applies to all entities that must determine whether they acquired or sold a business. This update provides a screen to determine when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. The guidance will be effective for the Company for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. Early adoption is permitted for which the acquisition date occurs before the issuance of the effective date of the amendments, only when the transaction has not been reported in the financial statements that have been issued. The adoption of this update will change the process that the Company uses to evaluate whether it has acquired a business or an asset. The adoption of this update is not expected to have a material impact on the Company’s financial position, results of operations or liquidity.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments, which addresses eight specific cash flow issues, including presentation of debt prepayment or debt extinguishment costs, with the objective of reducing the existing diversity in practice. The guidance will be effective for the Company for fiscal years beginning after December 15, 2018 and for interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. Entities that elect early adoption must adopt all of the amendments in the same period. The Company elected to early adopt this update effective January 1, 2017. The adoption of this update impacted the presentation of debt extinguishment fees classified as cash outflows for financing activities on the Company’s Consolidated Statements of Cash Flows.

Haymaker Minerals & Royalties, LLC

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

In February 2016, the FASB issued ASU No. 2016-02, Leases. This update applies to any entity that enters into a lease, with some specified scope exemptions. Under this update, a lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. While there were no major changes to the lessor accounting, changes were made to align key aspects with the revenue recognition guidance. This update will be effective for the Company for fiscal years beginning after December 15, 2019, including interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. Entities will be required to measure leases at the beginning of the earliest period presented using a modified retrospective approach. As of the issuance date, the Company was not the lessor or lessee of any leases other than mineral leases which were excluded from the scope of this Accounting Standards Update. Therefore, the Company believes the adoption of this update will not have an impact on its consolidated financial position, results of operations or liquidity.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), an ASU on a comprehensive new revenue recognition standard that will supersede ASC 605, Revenue Recognition. The new accounting guidance creates a framework under which an entity will allocate the transaction price to separate performance obligations and recognize revenue when each performance obligation is satisfied. Under the new standard, entities will be required to use judgment and make estimates, including identifying performance obligations in a contract, estimating the amount of variable consideration to include in the transaction price, allocating the transaction price to each separate performance obligation, and determining when an entity satisfies its performance obligations. The standard allows for either “full retrospective” adoption, meaning that the standard is applied to all of the periods presented with a cumulative catch-up as of the earliest period presented, or “modified retrospective” adoption, meaning the standard is applied to only the most current period presented in the financial statements with a cumulative catch-up as of the current period.

The Company will adopt this update effective January 1, 2018 using the modified retrospective approach. The Company’s revenues are substantially attributable to oil and natural gas sales. Based on initial review, the Company believes the timing and presentation of revenues under ASU 2014-09 will be consistent with the current revenue recognition policy. Additionally, the Company does not anticipate the disclosure requirements under the Accounting Standards Update to have a material change on how it presents information regarding its revenue streams. The Company will continue to monitor specific developments within the industry as it relates to ASU 2014-09.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of risk consist of short-term investments.  The Company’s short-term investments, which are included in cash and cash equivalents, are placed with high-credit quality financial institutions and issuers.

The Company’s future financial condition and results of operations are highly dependent on the demand and prices received for oil and natural gas production.  Oil and natural gas prices have historically been volatile, and the Company expects such volatility to continue in the future.  Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors beyond the Company’s control.  These factors include the supply of oil and gas, the level of consumer demand, weather conditions, government regulations and taxes, the price and availability of alternative fuels and overall economic conditions.  A decline in oil and natural gas prices may adversely affect the Company’s cash flow, liquidity and profitability.  Lower oil and natural gas prices also may reduce the level of the Company’s oil and natural gas that can be produced economically.

Haymaker Minerals & Royalties, LLC

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

3.                            Acquisitions & Divestitures

Acquisitions

In January 2017, the Company completed an acquisition of minerals and royalty interests in in Texas from an unaffiliated individual for consideration of $0.1 million. This acquisition was deemed to be an asset acquisition.

Throughout 2016, the Company completed over 21 individually insignificant acquisitions of minerals and royalty interests in several prospects in Texas from unaffiliated individuals for total consideration of $5.7 million. These acquisitions were deemed to be asset acquisitions.

Divestitures

In February 2017, the Company disposed of certain assets in the Delaware basin for approximately $20.1 million, subject to customary post-closing adjustments. The divestiture resulted in a gain of $12.5 million. Total oil and natural gas properties decreased by $7.6 million, of which $4.3 million was related to proved properties and $3.3 million was related to unevaluated properties. The Company utilized the proceeds from the disposal of the assets in the Delaware basin to completely pay off its balance under the Second Lien. See Note 6—Debt for details of the Company’s extinguishment of the Second Lien.

In March 2017, the Company disposed of certain assets in the Midland basin for approximately $12.0 million, subject to customary post-closing adjustments. The divestiture resulted in a gain of approximately $0.4 million. Total oil and natural gas properties decreased by $11.6 million, of which $1.0 million was related to proved properties and $10.6 million was related to unevaluated properties.

During the year ended December 31, 2016, the Company sold fifty percent of certain mineral interests located in Loving County, Texas at historical cost for an aggregate purchase price of $2.2 million.  The Company did not recognize a gain or loss related to the divestiture.

Additionally, in 2016, the Company sold fifty percent of certain mineral interests located in Yoakum County, Texas at historical cost for an aggregate purchase price of $0.1 million. The Company did not recognize a gain or loss related to the divestiture.

4.                            Related Party

During the normal course of business, the Manager pays professional, software and general administrative expenses on behalf of Haymaker Minerals.  Haymaker Minerals reimburses the Manager for these expenses on a monthly basis.  The net amounts receivable or payable from Manager are reported in the Company’s Consolidated Balance Sheets as part of Payables with affiliates or Receivables from affiliates. As of December 31, 2017 and 2016, the amounts receivable from affiliated entities totaled $123,755 and $172,514, respectively.

5.                            Derivative Contracts

The Company enters into crude oil and natural gas swap contracts as part of its strategy to economically hedge against changes in crude oil and natural gas prices.  The swap contracts are collateralized by all the assets of the Company.  Investments in derivative contracts are subject to additional risks that can result in a loss of all or part of an investment.  The Company’s primary underlying risk for the derivative activities and exposure to derivative contracts is commodity price.

Haymaker Minerals & Royalties, LLC

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

In addition to commodity price risk, the Company is also subject to additional counterparty risk due to the inability of its counterparties to meet the terms of their contracts.

The fair value of open swaps reported in the Consolidated Balance Sheets may differ from that which would be realized in the event the Company terminated its position in the contract.  Risks may arise as a result of the failure of the counterparty to the swap contract to comply with the terms of the swap contract.  The loss incurred by the failure of a counterparty is generally limited to the aggregate of the unrealized gain/loss on the swap contracts in an unrealized gain position as well as any collateral posted with the counterparty. Therefore, the Company considers the creditworthiness of each counterparty to a swap contract in evaluating potential credit risk.  Additionally, risks may arise from unanticipated movements in the fair value of the underlying commodities.

Volume of Derivative Activities

At December 31, 2017, the volume of the Company’s derivative activities based on their notional amounts are as follows:

				Weighted Average
Period	Type of Contract	Volume		Strike Price ($)
January — December 2018
	Crude Swaps	69,082	(BBls)	79.55
	Gas Swaps	507,281	(MMBtu)	4.13

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following tables summarize the location and amounts of the Company’s assets and liabilities measured at fair value on a recurring basis as presented in the Consolidated Balance Sheets as of December 31, 2017 and 2016, respectively.  Balances are presented on a gross basis, prior to the application of the impact of counterparty and collateral netting.  No collateral was posted at December 31, 2017 or 2016, respectively.  Total derivative assets and liabilities are adjusted on an aggregate basis to take into consideration the effects of master netting arrangements.  All items included in the tables below are Level 2 inputs within the fair value hierarchy:

As of December 31, 2017

Net Carrying
		Gross Fair	Effect of Counterparty	Value on
	Measurement Inputs	Value	Netting	Balance Sheet
Derivative assets
Derivative assets (current)	Level 2	$2,031,116	$—	$2,031,116
Derivative assets (noncurrent)	Level 2	—	—	—
Derivative liabilities
Derivative liabilities (current)	Level 2	—	—	—
Derivative liabilities (noncurrent)	Level 2	—	—	—
Total		$2,031,116	$—	$2,031,116

Haymaker Minerals & Royalties, LLC

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

As of December 31, 2016

				Net Carrying
		Gross Fair	Effect of Counterparty	Value on
	Measurement Inputs	Value	Netting	Balance Sheet
Derivative assets
Derivative assets (current)	Level 2	$1,947,932	$—	$1,947,932
Derivative assets (noncurrent)	Level 2	2,073,006	—	2,073,006
Derivative liabilities
Derivative liabilities (current)	Level 2	—	—	—
Derivative liabilities (noncurrent)	Level 2	—	—	—
Total		$4,020,938	$—	$4,020,938

The fair value of the Company’s derivative assets and liabilities is based on a third-party industry-standard pricing model that uses market data obtained from third-party sources, including quoted forward prices for oil and gas, discount rates and volatility factors.  The fair value is also compared to the values provided by the counterparty for reasonableness and are adjusted for the counterparties’ credit quality for derivative assets and the Company’s credit quality for derivative liabilities.  To date, adjustments for credit quality have not had a material impact on the fair value.

The derivative asset and liability fair values reported in the Consolidated Balance Sheets are as of a particular point in time and subsequently change as these estimates are revised to reflect actual results, changes in market conditions and other factors.  The Company typically has numerous hedge positions that span several time periods and often result in both derivative assets and liabilities with the same counterparty, which positions are all offset to a single current and a single noncurrent derivative asset or liability in the Consolidated Balance Sheets.  The Company nets the fair values of its derivative assets and liabilities associated with derivative instruments executed with the same counterparty pursuant to ISDA master agreements, which provide for net settlement over the term of the contract and in the event of default or termination of the contract.

6.                            Debt

On July 26, 2013, the Company entered into a Credit Agreement with Texas Capital Bank, National Association as administrative agent and issuing lender.  The credit facility originally provided for a maximum borrowing of $10.0 million, but was later amended to $20.0 million with the First Amendment to the Credit Agreement dated August 7, 2014.  The borrowing base is to be redetermined every six months until the maturity date of July 26, 2018. In November 2017, the Company paid in full the outstanding balance and terminated such loan. At December 31, 2016, the borrowing base and principal balance outstanding under the credit agreement were $20.0 million and $14.4 million, respectively.

Borrowings under the Credit Agreement with Texas Capital Bank bore interest at LIBOR, plus a margin between 1.75% and 2.75% or at an applicable base rate, plus a margin between 0.75% and 1.75%, with the margin depending on the borrowing base utilization percentage of the loan. The interest spread from LIBOR or the base rate increases as a larger percent of the borrowing base is advanced. At December 31, 2016, the applicable margins based on outstanding debt were 1.25% for base rate loans and 2.25% for LIBOR loans. Accrued interest is payable at the end of each interest period and reported in the Company’s Consolidated Balance Sheets as a current payable. In addition to interest, the Company also pays a quarterly commitment fee of 0.50% per annum on the unused portion of the borrowing base.

Haymaker Minerals & Royalties, LLC

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

On November 10, 2014, the Company entered into a Credit Agreement with Wells Fargo Bank, National Association, as administrative agent and issuing lender, and the other lenders named therein, as lenders (“First Lien”). The borrowing base is subject to redetermination on a semi-annual basis at the beginning of each May and November. In addition, the Company has the option to request one interim redetermination between each successive redetermination period. On February 16, 2017, the Company’s borrowing base under the First Lien was reduced from $26.6 million to $26.0 million. On November 9, 2017, the Company’s borrowing base was further reduced from $26.0 million to $22.0 million. As such, the credit facility provides for a maximum borrowing of $22.0 million in either ABR loans or Eurodollar loans and up to $1.0 million for letters of credit. The maturity date of the First Lien is November 10, 2019.  At December 31, 2017 and 2016, the borrowing base and principal balance outstanding under the First Lien were $22.0 million and $15.5 million and $26.6 million and $25.6 million, respectively.

Concurrent with the First Lien, the Company entered into a Second Lien Term Loan Credit Agreement with Wells Fargo Energy Capital, Inc. as the administrative agent (“Second Lien”).  The Second Lien provides for a maximum borrowing of $20.0 million. At December 31, 2016, the borrowing base and principal balance outstanding under the Second Lien were $20.0 million and $12.8 million, respectively. In February 2017, the Company paid in full the outstanding balance under the Second Lien and terminated such loan. The Company recorded a $0.3 million loss on debt extinguishment related to the repayment and termination of the Second Lien.

Borrowings under the First Lien bear interest at LIBOR plus a margin between 1.50% and 2.50%, or at an alternate base rate plus a margin between 1.00% and 2.00%, with the margin depending on the borrowing base utilization percentage of the loan, as detailed in the table below. The alternate base rate is determined to be the greater of the financial institution’s prime rate, the federal fund’s effective rate plus 0.50%, or one-month LIBOR plus 1.00%.

Borrowing Base Utilization

		>25%	>50%	>75%
Borrowing type	<25%	<50%	<75%	<90%	>90%
LIBOR Loan Margin	1.50%	1.75%	2.00%	2.25%	2.50%
Base Rate Loan Margin	1.00%	1.25%	1.50%	1.75%	2.00%

The interest rates elected for the First Lien at December 31, 2017 and 2016 were 3.57% and 3.26%, respectively, based on LIBOR plus the applicable margin. The interest rate elected for the Second Lien at December 31, 2016 was 8.00%, based on LIBOR with a 1.00% floor plus 7.00%.  Consolidated accrued interest is payable at the end of each interest period and reported in the Company’s Consolidated Balance Sheets as a current payable. In addition to interest, the Company also pays a quarterly commitment fee of 0.50% per annum on the unused portion of the commitments.

All borrowings are collateralized by substantially all of the assets of the Company, and are subject to certain nonfinancial and financial covenants. At December 31, 2017 and 2016, the most restrictive financial covenants require the Company to maintain a current ratio greater than 1.0:1.0 and a ratio of total debt to EBITDAX less than 4.0:1.0. At December 31, 2017 the Company was in compliance with all covenants.

7.                            Members’ Capital

In accordance with the terms of the Company’s Limited Liability Company Agreement, the net profits and losses of the Company, and all other items of income, gain, loss, deduction, and credit of the Company, shall be allocated to each of the members for capital account and federal income

Haymaker Minerals & Royalties, LLC

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

tax purposes.  Moreover, the Company may make distributions of available cash or other properties from time to time, as determined by the Company in its sole discretion.  Pursuant to the Company’s LLC agreement (and as is customary for limited liability companies), the liabilities of the members is limited to their contributed capital.

During the years ended December 31, 2017 and 2016, members’ capital contributions totaled $0.1 million and $7.2 million, respectively.

During 2016, the Company distributed $7,280 of available cash in accordance with the Company’s LLC agreement. During 2017, there were no distributions.

At December 31, 2017 and 2016, unfunded capital commitments totaled $42.8 million, respectively.

8.                            Supplemental Oil and Natural Gas Reserve Information (Unaudited)

The Company’s oil and natural gas reserves are attributed solely to properties within the United States. See the Company’s accompanying Consolidated Statements of Operations for information about results of operations for oil and gas producing activities.

Capitalized Oil and Natural Gas Costs

Aggregate capitalized costs related to oil and natural gas production activities with applicable accumulated depreciation, depletion and amortization are as follows:

	December 31,
	2017	2016
Oil and natural gas properties
Proved properties	$137,909,769	$133,042,190
Unevaluated properties	54,152,062	81,453,303
Total oil and natural gas properties	192,061,831	214,495,493
Accumulated depreciation, depletion and impairment	(100,523,400)	(100,183,772)
Net oil and natural gas properties capitalized	$91,538,431	$114,311,721

Costs Incurred in Oil and Natural Gas Activities

Costs incurred in oil and natural gas acquisition activities are as follows:

	Year ended December 31,
	2017	2016
Acquisition costs
Proved properties	132,815	$5,672,293
Unevaluated properties	—	—
Total costs incurred on oil and natural gas properties	$—	5,672,293

Estimated Quantities of Proved Oil and Natural Gas Reserves

The following tables summarize the net ownership interests in estimated quantities of proved and proved developed oil and natural gas reserves of the Company at December 31, 2017 and 2016, estimated by the Company’s petroleum engineers, and the related summary of changes in estimated quantities of net remaining proved reserves during the year.

Proved reserves are estimated quantities of oil, natural gas and NGLs which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs) existing

Haymaker Minerals & Royalties, LLC

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

at the time the estimate was made.  Proved developed reserves are proved reserves that can be expected to be recovered through existing wells and equipment in place and under operating methods being utilized at the time the estimates were made.

The reserves at December 31, 2017 and 2016 presented below were prepared by the independent engineering firm Netherland, Sewell & Associates, Inc.

	Natural Gas (Mmcf)	Oil (MBbls)	NGL (MBbls)	Total Equivalent Reserves (MBOE)
Balance at January 1, 2016	13,501	1,651	346	4,248
Production in 2016	(1,327)	(186)	(44)	(452)
Revisions to reserves in 2016	(2,481)	(440)	(39)	(892)
Extensions	402	268	36	372
Acquisition of Reserves	44	22	6	34
Balance at December 31, 2016	10,139	1,315	305	3,310
Production in 2017	(1,144)	(183)	(45)	(419)
Revisions to reserves in 2017	1,106	284	95	564
Extensions	735	582	113	818
Divestiture of Reserves	(164)	(91)	(15)	(134)
Balance at December 31, 2017	10,672	1,907	453	4,139

Proved developed reserves at:
January 1, 2016	12,797	1,264	294	3,691
December 31, 2016	10,003	1,190	293	3,150
December 31, 2017	10,142	1,374	371	3,436
Proved undeveloped reserves at:
January 1, 2016	704	387	52	557
December 31, 2016	136	125	12	160
December 31, 2017	530	533	82	703

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves — Unaudited

The following tables set forth the computation of the standardized measure of discounted future net cash flows (the “Standardized Measure”) relating to proved reserves and the changes in such cash flows in accordance with the Financial Accounting Standards Board’s (“FASB”) authoritative guidance related to disclosures about oil and natural gas producing activities. The Standardized Measure is the estimated net future cash inflows from proved reserves less estimated future production, estimated future income taxes and a discount factor.  Production costs do not include depreciation, depletion and amortization of capitalized acquisition, exploration and development costs.  Future cash inflows represent expected revenues from production of period-end quantities of proved reserves based on the 12-month average oil and natural gas index prices, calculated as the unweighted arithmetic average of the first day of the month price for each month during the year, as prescribed by Accounting Standards Codification (“ASC”) 932. Estimated future production costs related to period-end reserves are based on period-end costs.  Such costs include, but are not limited to, production taxes and direct operating costs.  Inflation and other anticipatory costs are not considered until the actual cost change takes effect. In accordance with the FASB’s authoritative guidance, a discount rate of 10% is applied to the annual future net cash flows.

The average prices (adjusted for basis and quality differentials) related to proved reserves at December 31, 2017 and 2016 for natural gas ($ per Mcf) were $2.15  and $1.90, respectively, for oil ($ per Bbl) were $46.80 and $37.23, respectively, and for NGL ($ per Bbl) were $17.44 and 9.48, respectively. Future cash inflows were reduced by estimated future production costs based on year-end costs resulting in net cash flow before tax. Future income tax expense was computed by applying year end statutory tax rates to future pretax cash flows, less the tax basis of the properties involved.

Haymaker Minerals & Royalties, LLC

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

(In thousands)	2017	2016
Future Cash Inflows	$120,068	$71,093
Future Production Costs	(9,398)	(5,804)
Future Development Costs	—	—
Future Income Tax Expenses	(216)	(156)
Future Net Cash Flows	110,454	65,133
10% Annual Discount for Estimated Timing of Cash Flows	(56,624)	(32,354)
Standardized Measure of Discounted Future Net Cash Flows	$53,830	$32,779

Changes in the Standardized Measure (in thousands) of the Acquired Properties are as follows:

	2017	2016

Beginning of Year	$32,779	$47,057
Net Changes in Prices & Production Costs	8,126	(4,571)
Accretion of Discount	3,286	4,715
Revisions of Previous Quantity Estimates	7,886	(12,143)
Extensions	16,440	6,329
Sales & Transfers, Net of Production Costs	(10,613)	(8,855)
Changes in Timing	(2,205)	(247)
Net Changes in Income Taxes	(29)	14
Acquisition of reserves	—	480
Divestiture of reserves	(1,840)	—
End of Year	$53,830	$32,779

Revisions to Reserves

In 2017, the Company had a net positive revision of 564 MBoe or 17.0% of the beginning of the year net proved reserves balance. This net positive revision includes technical revisions due to changes in commodity prices, historical and projected performance and other factors.

In 2016, the Company had a net negative revision of 892 MBoe or 21.0% of the beginning of the year net proved reserves balance. This net negative revision was due to the impact of prices on producing well life, the removal of proved developed reserves that were not economic at the lower oil price and the removal of all remaining PUD reserves. These negative revisions were partially offset by positive revisions due to improved well performance.

Extensions

In 2017, the Company had 818 MBoe of additions due to extensions. These extensions were associated with new producing wells at December 31, 2017, with 92% of these reserves from wells producing primarily in the Wolfcamp formation in Texas, 5% in the Bakken/Three Forks formations in North Dakota, and the remaining 3% from wells producing in 11 other states.

In 2016, the Company had 372 MBoe of additions due to extensions. These extensions were associated with new producing wells at December 31, 2016, with 79% of these reserves from wells producing primarily in the Wolfcamp formation in Texas, 10% in the Bakken/Three Forks formations in North Dakota, and the remaining 11% from wells producing in 11 other states.

Divestitures of Reserves

In 2017, the Company disposed of 134 MBoe of estimated net proved reserves of mineral and royalty interest in several prospects in the Delaware and Midland Basins (Note 3 — Acquisitions and Divestitures).

Haymaker Minerals & Royalties, LLC

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

Acquisitions of Reserves

In 2016, the Company purchased 34 MBoe of estimated net proved reserves from acquisitions of minerals and royalty interest in several prospects in the Permian Basin in Texas (Note 3 — Acquisitions and Divestitures).

9.                            Commitments and Contingencies

The Company could be subject to various possible loss contingencies which arise primarily from interpretation of federal and state laws and regulations affecting the natural gas and crude oil industry.  Such contingencies include differing interpretations as to the prices at which natural gas and crude oil sales may be made, the prices at which royalty owners may be paid for production from their leases, environmental issues and other matters.  Management believes it has complied with the various laws and regulations, administrative rulings and interpretations.

Further, the Company has future minimum lease payments related to the lease of office space. The Company recognizes rent expense on a straight-line basis over the lease term. Rent expense under such arrangements was $149 thousand and $54 thousand for the year-ended December 31, 2017 and 2016, respectively.   Future minimum lease commitments are as follows:

Year	Commitment
2018	129,029
Total	$129,029

Litigation. The Company is involved in disputes or legal actions arising in the ordinary course of business. Management does not believe the outcome of such disputes or legal actions will have a material adverse effect on the Company’s consolidated financial statements, and no amounts have been accrued at December 31, 2017 or 2016.

10.                     Subsequent Events

The Company has evaluated subsequent events through April 11, 2018, the date of issuance, and has concluded that no other events need to be reported in relation to this period.

Haymaker Minerals & Royalties, LLC

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

On July 13, 2018, the Company distributed $56.8 million to Kayne and $0.2 million to Haymaker Management.

The Company has evaluated subsequent events through April 11, 2018, the date of issuance, and has concluded that no other events need to be reported in relation to this period.